Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-204548 on Form S-8 and in Registration Statement No. 333-144699 on Form S-3 of Finward Bancorp of our report dated March 30, 2022 on the consolidated financial statements of Finward Bancorp, which report is included in Form 10-K for Finward Bancorp for the year ended December 31, 2021.

/s/ BKD, LLP
BKD, LLP

Indianapolis, Indiana

March 30, 2022